UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 12, 2012

VALASSIS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10991	38-2760940

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

19975 Victor Parkway, Livonia, MI	48152
_______________________________________________	____________
(Address of Principal Executive Offices)	(Zip Code)

      (734) 591-3000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Items to be Included in this Report

Item 8.01. Other Events.

On October 12, 2012, Valassis Communications, Inc. (“Valassis”) was informed of the death of our director Dr. Walter Ku.   Dr. Ku died on October 10, 2012 due to illness.  As a long-term member of Valassis’ Board of Directors (the “Board”), Dr. Ku served our shareholders and associates with an exceptional level of dedication and commitment.  He cared deeply for our people and was a champion for our “Great Places to Work” culture.  He was passionate about diversity and the international community and worked tirelessly to ensure Valassis provided an inclusive environment.

In addition to his high level of social responsibility, Dr. Ku brought to our Board his exceptional intellect.  He had the unique ability to understand highly complex technology and its application to our business.  Dr. Ku was a true gentleman and his collegial attitude was greatly appreciated by his fellow directors.

Dr. Ku served as a member of the Board since February 2003, where he was a member of our Corporate Governance/Nominating Committee and Compensation/Stock Option Committee.  Dr. Ku was an internationally renowned scientist in the field of electronic systems and systems controls.  He was professor of Electrical and Computer Engineering at the University of California, San Diego, and he was the founding director of the National Science Foundation Industry/University Cooperative Research Center on Ultra High-Speed Integrated Circuits and Systems.  Dr. Ku was a full professor at Cornell University and the first occupant of the Naval Electronic Systems Command Research Chair Professorship at the Naval Post-Graduate School.  Dr. Ku was also a visiting professor in China teaching highly advanced engineering to China’s elite engineering students.

Dr. Ku is survived by his wife of over 50 years, Liang; his son, Ed; his daughter, Deb and two grandchildren.

In light of Dr. Ku’s death, the Board has appointed Mr. Kenneth Darish to the Compensation/Stock Option Committee and Mr. Walter Snyder to the Corporate Governance/Nominating Committee of the Board.  These appointments are effective as of October 18, 2012.

Dr. Ku’s position on the Board will remain open until we find a suitable replacement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALASSIS COMMUNICATIONS, INC.

By: /s/ Todd Wiseley
Date: October 19, 2012	Name: Todd Wiseley
Title: General Counsel, Executive Vice President, Administration and Secretary